Exhibit 99.1

London, 17 July 2012

CSR plc

TRANSFORMING CSR’S GROWTH POTENTIAL AND PROFITABILITY

PROPOSED TRANSFER OF CSR’S HANDSET CONNECTIVITY AND LOCATION DEVELOPMENT

OPERATIONS AND TECHNOLOGY TO SAMSUNG FOR

US$310 MILLION IN CASH

•	Accelerates CSR’s focus on five high growth market segments.

•	Intention to return up to US$285 million to shareholders.

•	Accretive to earnings per share in 2013. Strongly accretive following return of capital.

•	Samsung to invest additional US$34.4 million for an equity stake in CSR.

•	Completion expected during Q4 2012.

CSR plc (“CSR” or the “Company”: LSE: CSR.L, NASDAQ: CSRE) today announces a transaction with Samsung Electronics Co. Ltd (“Samsung”) and an associated return of capital, which will transform the profile of CSR’s business and its growth prospects, accelerate its strategy of focusing on high growth markets where it has leadership positions and the ability to deliver differentiated platforms and products, and strengthen earnings per share.

CSR has entered into a conditional binding agreement with Samsung for the transfer of CSR’s development operations in handset connectivity and location, including 310 people, together with certain rights over CSR’s technology in these areas (the “Handset Operations”) for a consideration of US$310 million in cash (the “Transaction”). None of the revenues associated with CSR’s existing handset products will be transferred.

In addition, Samsung will invest US$34.4 million in return for new ordinary shares in CSR representing 4.9 per cent of the current issued share capital of the Company at a price of 223 pence per share on completion of the Transaction (the “Equity Investment”).

Following completion of the Transaction, the Company intends to return up to US$285 million to holders of its ordinary shares and American Depositary Shares representing its ordinary shares (“ADSs”), comprising the net proceeds of the Transaction, the Equity Investment and the remaining US$40.5 million of the buy-back announced in February 2012 (the “Return of Capital”).

Strategic and financial rationale

The Transaction immediately increases CSR’s focus on its five high growth markets of Voice & Music, Automotive Infotainment, Indoors Location, Imaging and Bluetooth Smart; accelerates its higher margin platform strategy and improves CSR’s overall market position. It is expected to be EPS accretive in 2013 before the Return of Capital and to be strongly accretive after the Return of Capital.

CSR welcomes Samsung as a supportive investor with confidence in CSR’s strategy and future potential.

The Transaction is expected to complete during Q4 2012 and to realise substantial value for CSR shareholders.

Key Transaction highlights

•	The consideration of US$310 million represents an attractive return on CSR’s investment in handset connectivity and location technology.

•	Net proceeds are expected to be US$209 million, after estimated tax costs, retention for purposes of indemnification[1], restructuring and transaction related expenses.

•

Samsung’s platform presence in handsets, together with its investment resources, development expertise, technological breadth and customer reach, will provide the Handset Operations and the associated employees with strong future prospects.

•

CSR will retain its existing handset connectivity and location products and the associated revenue, together with rights to use future connectivity and location technology, such as CSR9800, in areas other than handsets and mobile devices.

•

Having considered the net proceeds of both the Transaction and the Equity Investment, in addition to the US$40.5 million outstanding under the buy-back announced in February 2012, the Board intends that CSR will return up to a combined total of US$285 million to holders of its ordinary shares and ADSs. The Board currently expects to execute the Return of Capital via a tender offer. Further information regarding the Return of Capital will be announced in due course.

•	Further details of the Transaction are in Sections 2 and 3 of Part 2 of this announcement.

Overview of the Handset Operations being transferred to Samsung

The Transaction:

•

Transfers to Samsung substantially all of the resources devoted to the development of the Company’s handset connectivity technology and a significant proportion of the resources dedicated to the development of handset location technology, including 310 employees together with certain associated fixed assets, but excluding CSR’s existing handset connectivity and handset location products;

•	Grants Samsung a world-wide, perpetual, royalty-free, non-exclusive license of the Company’s intellectual property rights used in its handset connectivity and location products; and

•	Transfers to Samsung 21 U.S. patents, including their respective international counterparts, which will be licensed back to the Company in perpetuity on a royalty-free basis.

None of the revenues associated with CSR’s existing handset connectivity and location products will be transferred to Samsung. For the year ended 30 December 2011, the underlying operating costs associated with the Handset Operations to be transferred to Samsung were US$46.6 million2.

The parties have also entered into a transitional services agreement to assist with the transition of the Handset Operations to Samsung following the completion of the Transaction.

CSR’s focused platform business

Following the Transaction, CSR intends to:

•	Focus on the five growth platforms of Voice & Music, Automotive Infotainment, Indoors Location, Imaging and Bluetooth Smart markets.

•	Discontinue investment in its handset connectivity and handset location technology, other than its leading edge indoors location platform.

•

Reorganise its roadmap and future investment plans around its five platform growth areas, which will include some ongoing net reinvestment in those areas of approximately US$15 million to US$20 million.

•	Continue to sell and support its existing connectivity products to the handset market.

As a result, CSR expects its underlying operating costs, excluding all non-underlying charges of approximately US$40 million arising from the Transaction, to be in the range of US$390 million to US$410 million on an annualised basis by the end of 2012. This is after taking into account the previously announced annualised costs savings of US$130 million by the end of Q2 2012. This compares with the current guidance for an estimated underlying operating cost base of US$420 million to US$430 million on an annualised basis for the second half of 2012. CSR’s ongoing headcount will be 2,120.

CSR continues to expect that its ongoing effective tax rate will be around 20 per cent post transaction.

Transaction Approvals

•

The Transaction is conditional, amongst other things, upon obtaining certain Korean anti-trust and other regulatory clearances, the transfer of a minimum number of employees to Samsung and the approval of the Transaction by the Company’s shareholders at a general meeting.

•	A circular containing further details of the Transaction and the Return of Capital will be sent to CSR’s shareholders shortly.

•	Completion of the Transaction and the Return of Capital are expected to occur during the fourth quarter of 2012.

Current Trading

•	Trading during the second quarter of 2012 was robust, and CSR expects to report second quarter revenues at the top end of the previously announced guidance range of US$245 million to US$265 million.

•	CSR remains cautious with respect to order patterns for the second half of the year and CSR currently expects third quarter 2012 revenues to be in the range US$260 million to US$280 million.

•	The Company remains on track to deliver market consensus revenue estimates for the full year.

Joep van Beurden, CEO of CSR, said:

“This transaction will accelerate our transformation into a higher gross margin platform company operating in attractive growth markets where we have a leading market position. As a result, we will be a more competitive, more differentiated and more profitable business.”

“The value achieved for our handset operations reflects the market leadership of our handset connectivity and location technology created through the talent, expertise and dedication of our people. This transaction unlocks material value for our shareholders, who will also benefit from a significant return of capital.”

“I believe that under Samsung’s ownership the handset operations will be in a better position to prosper in the global handset market. I would like to thank all our colleagues who will be transferring to Samsung for their outstanding service to CSR over many years.”

J.P. Morgan Cazenove is acting as CSR’s financial adviser and Slaughter and May and Wilson Sonsini Goodrich & Rosati as CSR’s legal counsel.

Evercore Partners International LLP is acting as Samsung’s financial adviser and Paul Hastings LLP as Samsung’s legal counsel.

An analysts’ call to discuss the Transaction will be held at 9.00 am BST on 17 July 2012.

This summary should be read in conjunction with the full text of this announcement.

Enquiries:

CSR plc

Joep van Beurden, Chief Executive Officer

Will Gardiner, Chief Financial Officer

Jeffery Torrance, Director, Investor Relations

Paul Sharma, Investor Relations Manager

+44 (0) 1223 692 000

J.P. Morgan Cazenove (Financial Adviser, Sponsor and Corporate Broker)

Rupert Sadler

Dwayne Lysaght

James Robinson

Tel: + 44 (0) 20 7742 4000

FTI Consulting (Financial Public Relations)

James Melville-Ross

Tracey Bowditch

Tel: +44 (0) 20 7831 3113

UK conference call	9.00am, BST 17 July 2012
Details of the live audio webcast, audio call and replay:	Available on the CSR website – http://www.csr.com/announcementjuly2012

Notes to editors

1.	About CSR

CSR is a leading global provider of personal wireless technology and its product portfolio covers Bluetooth, GNSS, FM and Wi-Fi. CSR offers developed hardware/software solutions based around its silicon platforms that incorporate fully integrated radio, baseband and microcontroller elements. CSR’s customers include industry leaders in consumer electronics, mobile handsets and automotive. CSR is headquartered in Cambridge, UK and has offices in Europe, Asia and North America. As at 30 March 2012, it employed 2,547 people and in the year to 30 December 2011 generated gross profits of US$384.7 million on revenues of US$845.2 million.

2.	About Samsung

Samsung Electronics Co. Ltd. is a global leader in semiconductor, telecommunication, digital media and digital convergence technologies, with 2011 consolidated sales of US$143.1 billion. Employing approximately 206,000 people in 197 offices across 72 countries, the company operates two separate organizations to coordinate its nine independent business units: Digital Media & Communications, comprising Visual Display, Mobile Communications, Telecommunication Systems, Digital Appliances, IT Solutions, and Digital Imaging; and Device Solutions, consisting of Memory, System LSI and LED. Recognised for its industry-leading performance across a range of economic, environmental and social criteria, Samsung Electronics was named the world’s most sustainable technology company in the 2011 Dow Jones Sustainability Index.

3.	Cautionary Statement

This announcement has been issued by, and is the sole responsibility of, CSR. No representation or warranty, express or implied, is or will be made as to or in relation to, and no responsibility or liability is or will be accepted by, J.P. Morgan Limited, J.P. Morgan Securities plc or any of their affiliates or agents as or in relation to the accuracy or completeness of this announcement or any other written or oral information made available, or publicly available, to any interested party or its advisers and any liability therefor is expressly disclaimed.

J.P. Morgan Limited and J.P. Morgan Securities plc, each of which conducts its UK investment banking business as J.P. Morgan Cazenove (together, “J.P. Morgan Cazenove”) and is authorised and regulated in the United Kingdom by the FSA, are acting exclusively for CSR plc in connection with the Transaction, the Return of Capital and the production of this document and are not advising, or acting for, any other person and will not be responsible to any person other than CSR plc for providing the protections afforded to the clients of J.P. Morgan Cazenove or for providing advice in relation to the Transaction, the Return of Capital or any matters or arrangements referred to or contained in this document.

This announcement contains (or may contain) certain forward-looking statements with respect to CSR’s current expectations and projections about future events. These statements, which sometimes use, but are not limited to, words such as ‘anticipate’, ‘believe’, ‘intend’, ‘estimate’, ‘expect’ and words of similar meaning, reflect the directors’ beliefs and expectations and involve a number of risks, uncertainties and assumptions that could cause actual results and performance to differ materially from any expected future results or performance expressed or implied by the forward-looking statement. Statements contained in this announcement regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. The information contained in this announcement is subject to change without notice and, except as required by applicable law, neither CSR nor J.P. Morgan Cazenove assumes any responsibility or obligation to update publicly or review any of the forward-looking statements contained herein. You should not place undue reliance on forward-looking statements, which speak only as of the date of this announcement.

Nothing in this document should be construed as a profit forecast or be interpreted to mean that the future earnings per share, profits, margins or cash flows of CSR will necessarily be greater than the historical published figures.

This announcement provides financial information on an underlying basis. We present in this manner in order to: (a) provide consistency with the way management views the business and discuss performance with investors; (b) ensure that the measures are fully understood in the light of how CSR manages the business; (c) properly define the metrics used and confirm their calculation; (d) share the metrics with all investors at the same time; (e) improve transparency for investors; (f) assist investors in their assessment of the long-term value of CSR; and (g) assist investors in understanding management behaviour. The term “underlying” is not defined in IFRS, and may therefore not be comparable with similarly titled measures reported by other companies. Underlying measures should not be considered in isolation from, as substitutes for, or as superior measures to, IFRS measures. Underlying disclosures are based on International Financial Reporting Standards, adjusted for amortisation of acquired intangibles, share option charges, integration & restructuring costs, acquisition fees, litigation settlements, patent settlements and the unwinding of discount on litigation settlements.

THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL ANY CSR PLC ORDINARY SHARES OR AMERICAN DEPOSITARY SHARES REPRESENTING ORDINARY SHARES (THE “SECURITIES”). THE RETURN OF CAPITAL DESCRIBED IN THIS ANNOUNCEMENT HAS NOT BEEN IMPLEMENTED AND THE POTENTIAL TENDER OFFER HAS NOT COMMENCED. IF THE RETURN OF CAPITAL IS EFFECTED BY MEANS OF A TENDER OFFER, CSR PLC WILL FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) UPON THE COMMENCEMENT OF SUCH TENDER OFFER. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS) WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE MAKING ANY DECISION TO TENDER THE SECURITIES IN THE POTENTIAL TENDER OFFER. IF THE TENDER OFFER IS COMMENCED, THESE MATERIALS, AS WELL AS ANY UPDATES TO THEM OR OTHER DOCUMENTS FILED WITH THE SEC, WILL BE MADE AVAILABLE TO ALL CSR PLC SHAREHOLDERS AND HOLDERS OF AMERICAN DEPOSITARY SHARES AT NO EXPENSE TO THEM BY CONTACTING CSR OR THROUGH CSR’S WEBSITE WWW.CSR.COM. IN ADDITION, ALL SUCH MATERIALS (AND ALL OTHER TENDER OFFER DOCUMENTS FILED WITH THE SEC) WILL BE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV.

1.

US$31 million of the Consideration will be paid into an Escrow Account at Completion, which will be available for three years from Completion for Samsung to recover claims against CSR pursuant to the Transaction Agreement.

[2]	Underlying operating costs specific to the Handset Operations excludes a charge of US$2.0 million representing stock based compensation expenses.

CSR PLC (“CSR” or the “Company”)

TRANSFORMING CSR’S GROWTH POTENTIAL AND PROFITABILITY

PROPOSED TRANSFER OF CSR’S HANDSET CONNECTIVITY AND LOCATION DEVELOPMENT

OPERATIONS AND TECHNOLOGY TO SAMSUNG FOR

US$310 MILLION IN CASH

INTENTION TO RETURN UP TO US$285 MILLION

1. Introduction

CSR PLC (“CSR” or the “Company”) today announces that the Company has entered into a conditional binding agreement (the “Agreement”) with Samsung Electronics Co. Ltd. (“Samsung”) for the transfer of CSR’s development operations in handset connectivity and location, including 310 people, together with certain rights over CSR’s technology in these areas (the “Handset Operations”) for a consideration of US$310 million in cash (the “Transaction”).

The proposed Transaction accelerates the execution of the Company’s strategy of focusing on markets where it has leadership positions and the ability to deliver differentiated platforms and products through the application of its market-leading technologies and IP and realises immediate value for shareholders from the investment to date in the Company’s handset connectivity and location development operations.

In addition, Samsung will invest US$34.4 million in return for new ordinary shares in CSR representing 4.9 per cent of the current issued share capital of the Company at a price of 223 pence per share (the “Equity Investment”) on completion of the Transaction (the “Completion”).

Following completion of the Transaction, the Company intends to return up to US$285 million to holders of its ordinary shares and American Depositary Shares representing its ordinary shares (“ADSs”), comprising the net proceeds of the Transaction, the Equity Investment and the remaining US$40.5 million of the buy-back announced in February 2012 (the “Return of Capital”).

2. Background to and reasons for the Transaction

CSR is a global leader in connectivity and location technologies, with a track record of creating leading technologies for multiple segments, including the handset space. Recognising this, Samsung has agreed to pay US$310 million for CSR’s Handset Operations. This demonstrates CSR’s technology leadership in the connectivity and location space, and enables CSR to realise the value of that leadership for its shareholders.

Consistent with its strategy, CSR will focus on platforms in markets where the Company believes it can enjoy a market leading position, focused on differentiated products. While the Company’s handset technology has historically been an important area for the Company, it is experiencing heightened competitive pressure, making it increasingly difficult to protect its gross margin and market share. Without a platform presence in handsets, it is likely that the pressure on gross margins and market share will persist. The Board has therefore concluded that the Transaction, which immediately realises substantial value, is in the best interests of the Company and its shareholders.

Samsung’s platform presence in handsets, together with its investment resources, development expertise, technological breadth and customer reach, will provide the Handset Operations and the associated employees with strong future prospects. Following Completion, the Company plans, in conjunction with Samsung, to finalise the development of CSR9800, which CSR will still be in a position to utilise in relation to devices in business areas other than handsets and other mobile devices. In particular, CSR will be able to develop CSR9800 for Automotive Infotainment applications. Following the Transaction, the Company will continue to sell and support its existing connectivity products to the handset market. CSR will discontinue developing products for the handset connectivity and handset location market, other than its leading edge indoor location platform.

The Board believes that the Transaction will accelerate the execution of the Company’s strategy of focusing on the development of market leading platforms in the key growth markets of Voice & Music, Automotive Infotainment, Indoors Location, Imaging and Bluetooth Smart. 62 per cent of the Company’s Q1 2012 (60 per cent and 51 per cent for 2011 and 2010 respectively) revenue from the businesses that will be retained by the Company was generated by platform technologies (this excludes the existing connectivity and location products of the handset business which the Company will continue to sell and support post Completion). The Board considers that the Company will be well positioned to generate growth in the future.

As part of the Transaction, CSR is transferring approximately US$47 million3 of underlying operating costs to Samsung. It is CSR’s intention to reorganise its roadmap and future investment plans around its five platform growth areas, which will include some ongoing net reinvestment in those areas of approximately US$15 million to US$20 million. As a result, CSR expects its underlying operating costs, excluding all one-off charges, to be in the range of US$390 million to US$410 million on an annualised basis by the end of 2012. This includes the previously communicated annualised costs savings of US$130 million by the end of Q2 2012. Non-underlying charges relating to the Transaction and restructuring are expected to total approximately US$40 million.

The gross operating margin for the ongoing core businesses that will be retained by the Company was 55.2 per cent for the financial year 2011 (this excludes the existing connectivity and location products of the handset business which the Company will continue to sell and support post Completion). The Company believes these businesses have good prospects for growth in revenues.

The Company does not expect a material impact on revenues for 2012 as a result of the Transaction.

The effect of the Transaction is expected to be EPS accretive in 2013 before the proposed Return of Capital, and significantly accretive after the Return of Capital.

3. Information on the Handset Operations transferred to Samsung

The Transaction consists of the transfer to Samsung of the resources devoted to the development of the Company’s handset connectivity technology and a significant proportion of the resources dedicated to the development of handset location technology, including 310 employees from the following areas:

•	292 research and development employees (focused primarily on connectivity and location technologies); and

•	18 marketing and support employees.

In addition, the Transaction involves:

•	The grant to Samsung of a world-wide perpetual, royalty-free, non-exclusive license of the Company’s intellectual property rights in its connectivity and location products; and

•	The transfer to Samsung of 21 U.S. patents, including their respective international counterparts, which will be licensed back to the Company in perpetuity on a royalty free basis.

The Transaction does not involve the transfer of a separate revenue generating business, but will result in a transfer of costs and certain assets to Samsung.

A summary of the operating costs attributable to the activities to be transferred to Samsung for the three years ended 30 December 2011 is set out below4; as the activities to be transferred have no revenues, these operating costs are also recorded as operating losses.

US$million	YE 1 Jan 10	YE 31 Dec 10	YE 30 Dec 11
Revenue	—	—	—
Underlying operating costs	(47.5)	(44.3)	(46.6)
Stock based compensation expenses	(1.4)	(1.4)	(2.0)
IFRS operating costs	(48.9)	(45.7)	(48.6)
IFRS operating profit (loss)	(48.9)	(45.7)	(48.6)

At 30 December 2011, the Handset Operations had net assets of US$155.9 million4 and gross assets of US$160.0 million4.

When accounting for this Transaction as a disposal of a business, the net gain recognised will be calculated as net proceeds after applicable fees reduced by the value on the transaction date of net assets including goodwill, relating to the Handset Operations.

4. Samsung equity investment to promote strategic co-operation

CSR and Samsung believe that there are significant opportunities for future collaboration in connectivity and location technology, particularly in areas such as indoor location and Advanced GPS. CSR and Samsung will in addition work together to finalise the development of CSR9800. Samsung will also remain an important customer of CSR in the future.

Samsung has agreed that on Completion of the Transaction it will invest US$34.4 million in the Company, by way of subscription for 9,925,000 ordinary shares of the Company, at a price of 223 pence per share (being the volume weighted average share price in the 15 trading days up to 13 July 2012) representing a premium of 2.2 per cent to the price of the ordinary shares at the close of business on 16 July 2012. The Equity Investment signals the parties’ intention to cooperate to ensure a smooth transfer and transition of technology and people and their commitment to a long term strategic co-operation for future technological development.

5. Return of capital to shareholders and financial effects of the Transaction

Following Completion, the Company expects to receive net cash proceeds of approximately US$209 million, after deducting the amount to be transferred to escrow and an estimated amount for tax, restructuring, fees and expenses, before taking account of the Equity Investment of US$34.4 million by Samsung.

Having considered the expected net proceeds of the Transaction, the Board intends that CSR will return a significant portion of these proceeds to holders of its ordinary shares and ADSs in addition to the US$40.5 million outstanding buy-back announced in February 2012. The Return of Capital will be subject to the approval of shareholders at the General Meeting and is expected to commence shortly after Completion. Pending completion of the Return of Capital, the net proceeds of the Transaction will be deposited in the money markets with banks, or invested in money market funds. The Board currently expects to execute the Return of Capital via a tender offer. Samsung has agreed not to participate in the proposed tender offer. Further details regarding the Return of Capital will be announced in due course.

The combined effect of the Transaction and the Equity Investment, before the Return of Capital, is expected to be EPS accretive in 2013, and including the intended Return of Capital to shareholders, it is expected to be significantly EPS accretive in 2013.

6. Principal terms of the Transaction

CSR and Samsung have entered into an Asset and Share Transfer and Technology Licence Agreement (the “Transaction Agreement”) pursuant to which CSR has conditionally agreed to grant the Technology Licence and to transfer the Handset Operations for a cash consideration of US$310 million, of which US$279 million will be paid to CSR at Completion and US$31 million will be held in escrow for a period of 36 months to meet any indemnity claims that may be made by Samsung pursuant to the Transaction Agreement.

The Transaction is conditional, amongst other things, upon Korean regulatory consents, the transfer of a minimum number of employees to Samsung and, as a Class 1 transaction under the Listing Rules, the approval of the Company’s shareholders at a general meeting (“General Meeting”). Completion of the Transaction and the Return of Capital are expected to occur during the fourth quarter of 2012.

The Transaction Agreement may be terminated by either party if certain of these conditions (including the conditions relating to approval by CSR shareholders and regulatory consents) are not met, or if completion is prevented by a court order. The Transaction Agreement may be terminated by Samsung: if the Directors of CSR do not recommend the Transaction to shareholders or change their recommendation; if the condition relating to the transfer of employees is not satisfied; if there is a material adverse change in the Handset Operations; or if there is a material breach by CSR of the warranties (given at signing or deemed to be given at Completion by reference to circumstances at that time) or certain undertakings under the Transaction Agreement (and for this purpose a breach that could give rise to a claim by Samsung for more than US$23.25 million would be material). If Samsung terminates the Transaction Agreement, CSR is generally liable to pay Samsung an amount equal to US$6.8 million on account of any damages claim it may have.

CSR has agreed that it will not and it will procure that its representatives will not solicit interest from a third party in an alternative transaction or provide information to such a third party or enter into discussions regarding, or any agreement relating to an alternative transaction, with any such third party. This undertaking does not prevent CSR responding to an unsolicited approach from a third party regarding an offer for the share capital of CSR. Under the Transaction Agreement, CSR has agreed that it will pay a break fee of US$6.8 million if (a) the Directors of CSR do not recommend shareholders to vote in favour of the Transaction, or (b) the resolution to approve the Transaction has not been put to shareholders on or before 24 August 2012, or (c) the resolution to approve the Transaction has been put to shareholders but has not been passed.

The Transaction Agreement contains customary warranties and indemnities.

The Transaction Agreement contains restrictions on the parties designed to ensure that Samsung has the necessary protections so it can create value in the handset and wider mobile device field using CSR’s connectivity and location technology, and CSR has the necessary protections to enable it to create value in its ongoing enterprise primarily outside this field.

The principal restrictions are:

(1)	CSR

•

Except for existing products, CSR will not sell connectivity products into the handset/mobile field. This restriction falls away on 4 years from completion for products not combined with an application processor (an “AP”) or 10 years from completion for products combined with an AP.

•

CSR is generally unrestricted regarding commercialisation of location technology into any field, including the mobile field (however, CSR is restricted for 10 years from completion from selling location products combined with an AP into the handset/mobile field).

•	For 2 years from signing, CSR cannot grant any rights to an AP company of its latest generation connectivity or location products.

•	CSR is not restricted in the sale (or licensing of rights) in respect of discrete location chips.

(2)	Samsung

•

Samsung may not use CSR’s technology to sell connectivity or location products into the non-mobile field. This restriction on selling connectivity into the non-mobile field ceases to apply after 4 years from completion for products combined with an AP or 10 years from completion for products not combined with an AP. Samsung has limited additional rights to sell limited numbers of ASIC products with an AP into the non-mobile field after 2 years from completion.

Certain of CSR’s and Samsung’s restrictions will fall away on a change of control of CSR, unless the new owner of CSR is a major AP company, in which case they will continue to apply for two years from Completion.

The parties have also entered into a transitional services agreement to assist with the transition of the Handset Operations to Samsung following the completion of the Transaction to assist with the separation of the Handset Operations from the Company, the integration of the Handset Operations into Samsung, the continued operations of the Company and the completion of the development of CSR9800.

7. Management and employees

Klaus Buehring, the Company’s Senior Vice President of Product Development has agreed to transfer to Samsung and will lead the Handset Operations after Completion.

It is expected that in total 310 employees (including Mr. Buehring), representing 12.8 per cent of CSR’s employees, will transfer to Samsung pursuant to the Transaction.

Employees will be offered equivalent terms of employment with Samsung.

8. Expected timetable to completion

A circular containing further details of the Transaction and the Return of Capital, the Board’s recommendation of the Transaction and the Return of Capital, and the notice of the General Meeting and the resolutions required to approve the Transaction and the Return of Capital will be sent to CSR’s shareholders shortly. Completion of the Transaction and the Return of Capital are expected to occur during the fourth quarter of 2012.

Enquiries:

CSR plc

Joep van Beurden, Chief Executive Officer

Will Gardiner, Chief Financial Officer

Jeffery Torrance, Director, Investor Relations

Paul Sharma, Investor Relations Manager

+44 (0) 1223 692 000

J.P. Morgan Cazenove (Financial Adviser, Sponsor and Corporate Broker)

Rupert Sadler

Dwayne Lysaght

James Robinson

Tel: + 44 (0) 20 7742 4000

FTI Consulting (Financial Public Relations)

James Melville-Ross

Tracey Bowditch

Tel: +44 (0) 20 7831 3113

UK conference call	9.00am, BST 17 July 2012
Details of the live audio webcast, audio call and replay:	Available on the CSR website – http://www.csr.com/announcementjuly2012

Notes to editors

1.	About CSR

CSR is a leading global provider of personal wireless technology and its product portfolio covers Bluetooth, GNSS, FM and Wi-Fi. CSR offers developed hardware/software solutions based around its silicon platforms that incorporate fully integrated radio, baseband and microcontroller elements. CSR’s customers include industry leaders in consumer electronics, mobile handsets and automotive. CSR is headquartered in Cambridge, UK and has offices in Europe, Asia and North America. As at 30 March 2012, it employed 2,547 people and in the year to 30 December 2011 generated gross profits of US$384.7 million on revenues of US$845.2 million.

2.	About Samsung

Samsung Electronics Co., Ltd. is a global leader in semiconductor, telecommunication, digital media and digital convergence technologies, with 2011 consolidated sales of US$143.1 billion. Employing approximately 206,000 people in 197 offices across 72 countries, the company operates two separate organizations to coordinate its nine independent business units: Digital Media & Communications, comprising Visual Display, Mobile Communications, Telecommunication Systems, Digital Appliances, IT Solutions, and Digital Imaging; and Device Solutions, consisting of Memory, System LSI and LED. Recognised for its industry-leading performance across a range of economic, environmental and social criteria, Samsung Electronics was named the world’s most sustainable technology company in the 2011 Dow Jones Sustainability Index.

3.	Cautionary Statement

This announcement has been issued by, and is the sole responsibility of, CSR. No representation or warranty, express or implied, is or will be made as to or in relation to, and no responsibility or liability is or will be accepted by, J.P. Morgan Limited, J.P. Morgan Securities plc or any of their affiliates or agents as or in relation to the accuracy or completeness of this announcement or any other written or oral information made available, or publicly available, to any interested party or its advisers and any liability therefor is expressly disclaimed.

J.P. Morgan Limited and J.P. Morgan Securities plc, each of which conducts its UK investment banking business as J.P. Morgan Cazenove (together, “J.P. Morgan Cazenove”) and is authorised and regulated in the United Kingdom by the FSA, are acting exclusively for CSR plc in connection with the Transaction, the Return of Capital and the production of this document and are not advising, or acting for, any other person and will not be responsible to any person other than CSR plc for providing the protections afforded to the clients of J.P. Morgan Cazenove or for providing advice in relation to the Transaction, the Return of Capital or any matters or arrangements referred to or contained in this document.

This announcement contains (or may contain) certain forward-looking statements with respect to CSR’s current expectations and projections about future events. These statements, which sometimes use, but are not limited to, words such as ‘anticipate’, ‘believe’, ‘intend’, ‘estimate’, ‘expect’ and words of similar meaning, reflect the directors’ beliefs and expectations and involve a number of risks, uncertainties and assumptions that could cause actual results and performance to differ materially from any expected future results or performance expressed or implied by the forward-looking statement. Statements contained in this announcement regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. The information contained in this announcement is subject to change without notice and, except as required by applicable law, neither CSR nor J.P. Morgan Cazenove assumes any responsibility or obligation to update publicly or review any of the forward-looking statements contained herein. You should not place undue reliance on forward-looking statements, which speak only as of the date of this announcement.

Nothing in this document should be construed as a profit forecast or be interpreted to mean that the future earnings per share, profits, margins or cash flows of CSR will necessarily be greater than the historic published figures.

This announcement provides financial information on an underlying basis. We present in this manner in order to: (a) provide consistency with the way management views the business and discuss performance with investors; (b) ensure that the measures are fully understood in the light of how CSR manages the business; (c) properly define the metrics used and confirm their calculation; (d) share the metrics with all investors at the same time; (e) improve transparency for investors; (f) assist investors in their assessment of the long-term value of CSR; and (g) assist investors in understanding management behaviour. The term “underlying” is not defined in IFRS, and may therefore not be comparable with similarly titled measures reported by other companies. Underlying measures should not be considered in isolation from, as substitutes for, or as superior measures to, IFRS measures. Underlying disclosures are based on International Financial Reporting Standards, adjusted for amortisation of acquired intangibles, share option charges, integration & restructuring costs, acquisition fees, litigation settlements, patent settlements and the unwinding of discount on litigation settlements.

THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL ANY CSR PLC ORDINARY SHARES OR AMERICAN DEPOSITARY SHARES REPRESENTING ORDINARY SHARES (THE “SECURITIES”). THE RETURN OF CAPITAL DESCRIBED IN THE ANNOUNCEMENT HAS NOT BEEN IMPLEMENTED AND THE POTENTIAL TENDER OFFER HAS NOT COMMENCED. IF THE RETURN OF CAPITAL IS EFFECTED BY MEANS OF A TENDER OFFER, CSR PLC WILL FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) UPON THE COMMENCEMENT OF SUCH TENDER OFFER. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS) WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE MAKING ANY DECISION TO TENDER THE SECURITIES IN THE POTENTIAL TENDER OFFER. IF THE TENDER OFFER IS COMMENCED, THESE MATERIALS, AS WELL AS ANY UPDATES TO THEM OR OTHER DOCUMENTS FILED WITH THE SEC, WILL BE MADE AVAILABLE TO ALL CSR PLC SHAREHOLDERS AND HOLDERS OF AMERICAN DEPOSITARY SHARES AT NO EXPENSE TO THEM BY CONTACTING CSR OR THROUGH CSR’S WEBSITE WWW.CSR.COM. IN ADDITION, ALL SUCH MATERIALS (AND ALL OTHER TENDER OFFER DOCUMENTS FILED WITH THE SEC) WILL BE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV.

END

1.

US$31 million of the Consideration will be paid into an Escrow Account at Completion, which will be available for three years from Completion for Samsung to recover claims against CSR pursuant to the Transaction Agreement.

[2]	Underlying operating costs specific to the Handset Operations excludes a charge of US$2.0 million representing stock based compensation expenses.
[3]	Underlying operating costs specific to the Handset Operations excludes a charge of $2.0m representing stock based compensation expenses.
[4]

The financial information has been extracted, without material adjustment, from the consolidated audited financial statements, which has been prepared in accordance with International Financial Reporting Standards (“IFRS”).